EXHIBIT 3.2

	E-Filed	Colorado Secretary of State
Document processing fee		Date and time: 06/28/2006 03:19 PM
If document is filed on paper	$125.00	Entity Id: 19901020799
If document is filed electronically	$25.00	Document number: 20061265603
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are subject to change.
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Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	19901020799

1. Entity name:
Torrent Energy Corporation
(If changing the name of the corporation, indicate name
BEFORE the name change)

2. New Entity name:
(if applicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true	☐ "bank" or "trust" or any derivative thereof
name of an entity, trade name or trademark	☐ "credit union"	☐ "savings and loan"
stated in this document, mark the applicable	☐ "insurance", "casualty", "mutual", or "surety"
box):

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration
as amended is less than perpetual, state
the date on which the period of duration
expires:
(mm/dd/yyyy)
OR

If the corporation’s period of duration as amended is perpetual, mark this box:	Þ

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the
individual(s) causing the document
to be delivered for filing:	Scott	Lesley
	(Last)	(First)	(Middle)	(Suffix)

Clark Wilson LLP
(Street name and number or Post Office information)
800 – 885 West Georgia Street
	Vancouver	BC	V6C 3H1
	(City)	(State)	(Postal/Zip Code)

	BC		Canada
	(Province – if applicable)		(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

2

CERTIFICATE OF DESIGNATION

SERIES E CONVERTIBLE PREFERRED STOCK

(Par Value $.01 Per Share)

OF

TORRENT ENERGY CORPORATION

The undersigned, a duly authorized officer of Torrent Energy Corporation, a Colorado corporation (the “Company”), in accordance with the provisions of Section 7 of the Colorado Revised Statutes, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) by unanimous written consent pursuant to Section 7 of the Colorado Revised Statutes on June 28, 2006:

WHEREAS, the Certificate of Incorporation of the Company authorizes 25,000,000 shares of preferred shares, par value $.01 per share (“Preferred Shares”) issuable from time to time in one or more series;

RESOLVED: That the Board does hereby provide for the issue of a series of Preferred Shares to be designated Series E Convertible Preferred Shares (the "Series E Preferred Shares") consisting of Twenty Five Thousand (25,000) shares.

RESOLVED: That the Series E Preferred Shares are to be issued to Cornell Capital Partners, LP (“Cornell”) at the closings of the transactions contemplated by the Investment Agreement, dated as of June 28, 2006 (the “Investment Agreement”) between the Company and Cornell.

RESOLVED: That the Board hereby fixes the powers, designations, preferences, and relative, participating, optional and other special rights of the shares of such Series E Preferred Shares, as follows:

Article I.                     DESIGNATION AND RANK

Section 1.01     Designation. This resolution shall provide for a single series of Preferred Shares, the designation of which shall be “Series E Preferred Shares.” The number of authorized shares constituting the Series E Preferred Shares is Twenty Five Thousand (25,000) and shall be issued in accordance with the Investment Agreement. The Series E Preferred Shares shall have a liquidation preference as determined in Section 3.01 below.

Section 1.02    Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including distribution of the assets of the Company upon liquidation, the Series E Preferred Shares shall be senior to the common stock of the Company, par value $.001 per share (the “Common Stock”), and senior to all other series of Preferred Shares (the “Junior Stock”).

Article II.                   DIVIDEND RIGHTS

Section 2.01      Dividends or Distributions. Each holder (the “Holder”) of Series E Preferred Shares shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of Series E Preferred Shares in the amount of five percent (5%) per year (computed on the basis of a 365-day year and the actual days elapsed). Dividends shall be paid in cash or in shares of Common Stock at the option of the Company (subject to Section 4.06(a)). If paid in shares of Common Stock, the number of shares of Common Stock shall be determined by dividing the amount of such dividend by the Conversion Price (as defined herein) at the time such dividend is paid. Dividends shall be cumulative. No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock in any calendar year unless cash dividends or distributions on the Series E Preferred Shares for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

Article III.                  LIQUIDATION RIGHTS

Section 3.01    Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a “Liquidation”), before any distribution or payment shall be made to any of the Holders of Common Stock or any series of Preferred Shares, the Holders of Series E Preferred Shares shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to One Thousand Dollars ($1000) per share of Series E Preferred Shares (the “Liquidation Amount”) plus all accumulated and unpaid dividends thereon, for each Series E Preferred Share held by them.

Section 3.02      Pro Rata Distribution. If, upon any Liquidation, the assets of the Company shall be insufficient to pay the Liquidation Amount, together with accumulated and unpaid dividends thereon, in full to all Holders of Series E Preferred Shares, then the entire net assets of the Corporation shall be distributed among the Holders of the Series E Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Board), or both, at the election of the Board.

Section 3.03     Merger, Consolidation or Reorganization. For purposes of this Article III, a Liquidation shall not be deemed to be occasioned by or to include the merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease of all or substantially all of the assets of the Company.

Article IV.                 REGISTRATION RIGHTS AND CONVERSION RIGHTS

Section 4.01    Registration Rights. Cornell shall have registration rights in connection with the shares of Common Stock underlying the Series E Preferred Shares set forth in the Investor Registration Rights Agreement (“Registration Rights Agreement”) dated June 28, 2006 between the Company and Cornell pursuant to which the Company shall file a registration statement (the “Registration Statement”) to register the resale of the Common Stock issuable to Cornell in accordance with the Series E Preferred Shares.

Section 4.02      Conversion. The Holders of Series E Preferred Shares shall have the sole right and in their discretion to elect conversion pursuant to the conversion rights as follows (the "Conversion Rights"):

(a)    Each share of Series E Preferred Shares shall be convertible, at the option of the Holder thereof, at any time after the date of issuance of such share (subject to Section 4.03 hereof), at the office of the Company’s transfer agent, pursuant to the Irrevocable Transfer Agent Instructions dated June 28, 2006 (“Transfer Agent Instructions”) for the Series E Preferred Shares into such number of fully paid and non-assessable shares of Common Stock equal to the Liquidation Amount of the Series E Preferred Shares divided by the Conversion Price (as defined herein). The “Conversion Price” shall be equal to $2.50.

Section 4.03     Adjustments. The Conversion Price of the Series E Preferred Shares as described in Section 4.02 above or the Redemption Conversion Price as described in Section 7.02(b) below shall be adjusted from time to time as follows:

(a)     In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (excluding a subdivision, or combination of shares or any other event described in this Section 4.02) the Holders of the Series E Preferred Shares shall thereafter be entitled to receive, and provision shall be made therefore in any agreement relating to the reclassification or recapitalization, upon conversion of the Series E Preferred Shares, the kind and number of shares of Common Stock or other securities or property (including cash) to which such Holders of Series E Preferred Shares would have been entitled if they had held the number of shares of Common Stock into which the Series E Preferred Shares was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holders of the Series E Preferred Shares, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series E Preferred Shares. An adjustment made pursuant to this subparagraph (a) shall become effective at the time at which such reclassification or recapitalization becomes effective.

(b)    If the Company or any subsidiary thereof, as applicable, at any time while any Series E Preferred Shares are outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of Common Stock (“Common Stock Equivalents”) entitling any person to acquire shares of Common Stock, at a price per share less than the Conversion Price (if the Holder of the Common

Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, at the sole option of the Holder, the Conversion Price shall be adjusted to mirror the conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than one (1) business day following the issuance of any Common Stock or Common Stock Equivalent subject to this Section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms. No adjustment under this Section shall be made as a result of issuances and exercises of options to purchase shares of Common Stock issued for compensatory purposes pursuant to any of the Company's stock option or stock purchase plans.

(c)     In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.02 above, the Holders of the Series E Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the Holders of the number of shares of Common Stock of the Company into which their shares of Series E Preferred Shares are convertible as of the record date fixed for the determination of the Holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

Section 4.04	Procedures for Conversion.

(a)     In order to exercise conversion rights pursuant to Section 4.02 above, the Holder of the Series E Preferred Shares to be converted shall deliver an irrevocable written notice of such exercise to the transfer agent of the Company (the “Transfer Agent”) pursuant to the Transfer Agent Instructions, with a copy to the Company. The Holder of any shares of Series E Preferred Shares shall, upon any conversion of such Series E Preferred Shares in accordance with this Section 4, surrender certificates representing the Series E Preferred Shares to the Transfer Agent, and specify the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such Holder shall specify a name or names other than that of such Holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the Holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the Holder thereof), the Company shall cause its Transfer Agent to deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the Holder of the Series E Preferred Shares so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Transfer Agent or the Company of any notice of conversion pursuant to this Section 4. Upon conversion of any shares of Series E Preferred Shares, such shares shall cease to constitute shares of Series E Preferred Shares and shall represent shares of common stock into which they have been converted.

(b)    In connection with the conversion of any shares of Series E Preferred Shares, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of such fractional interest in an amount equal to the product of the Conversion Price and such fractional interest.

(c)    The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of Series E Preferred Shares. In the event that the Company does not have a sufficient number of shares of authorized and unissued Common Stock necessary to satisfy the full conversion of the shares of Series E Preferred Shares, then the Company shall call and hold a meeting of the shareholders within thirty (30) calendar days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Company’s Board of Directors shall recommend to shareholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holders of the Series E Preferred Shares, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

Section 4.05     Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to each Holder of Series E Preferred Shares:

(a)     at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the Holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in Sections 4.03 (b); and

(b)    in the case of the matters referred to in Section 4.03 (b) above, written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such Holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such Holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

Section 4.06     Limitations of Conversion. Subject to the Termination Rights specified in Section 4.06(b) hereof, the Conversion Rights specified herein shall be subject to the following limitations:

(a)     No Holder of the shares of Series E Preferred Shares shall be entitled to convert the Series E Preferred Shares or receive shares of Common Stock in exchange for Series E Preferred Shares to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such Holder to exceed 4.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such Holder by written notice from such Holder to the Company, which notice shall be effective sixty one (61) days after the date of such notice).

(b)    The limitations on the Conversion Rights specified in Section 4.06(a) hereof shall terminate (the “Termination Rights”) if there is a Change in Control of the Company (as defined below). For the purpose of hereof, a “Change in Control” of the Company has occurred when: (i) any person (defined herein to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, or an employee benefit plan established by the Board of Directors of the Company, acquires, directly or indirectly, the beneficial ownership (determined under Rule 13d-3 of the regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by the Company having forty percent (40%) or more of the voting power of all of the voting securities issued by the Company in the election of directors at the meeting of the Holders of voting securities to be held for such purpose; or (ii) a majority of the directors elected at any meeting of the Holders of voting securities of the Company are persons who were not nominated for such election by the Board of Directors of the Company or a duly constituted committee of the Board of Directors of the Company having authority in such matters; or (iii) the Company merges or consolidates with or transfers substantially all of its assets to another person.

(c)    The Holder of the Series E Preferred Shares shall not convert in excess of one thousand two hundred and fifty (1,250) Series E Preferred Shares in any thirty (30) calendar day period. The Company, in its discretion, may waive the conversion limitations set forth in this Section 4.06(c) and upon the occurrence of an Event of Default, the conversion limitations set forth in this Section 4.06(c) shall no longer apply.

Article V.                   EVENTS OF DEFAULT

Section 5.01     Events of Default. An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a)    The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other similar proceeding which remains undismissed for a period of sixty one (61) days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(b)    The Common Stock shall cease to be quoted for trading or listing for trading on any of (a) the American Stock Exchange, (b) New York Stock Exchange, (c) the Nasdaq National Market, (d) the Nasdaq Capital Market, or (e) the Nasdaq OTC Bulletin Board (“OTC”) (each, a “Subsequent Market”) and shall not again be quoted or listed for trading on any Subsequent Market within five (5) Trading Days of such delisting. (“Trading Day”) shall mean any day during which the Nasdaq OTC Bulletin Board shall be open for trading);

(c)    The Company shall fail for any reason to deliver Common Stock certificates to a Holder prior to the fifth (5th) Trading Day after a conversion or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of the Series E Preferred Shares in accordance with the terms hereof; or

(d)    The Company shall, for any reason, fail to pay, or shall be barred from paying under the Colorado Revised Statutes, cash in settlement of a Mandatory Redemption by the Settlement Date as set forth in Section 7.02(b)(i), or the Company shall fail to timely deliver shares of Common Stock in settlement of a Mandatory Redemption by the Settlement Date as set forth in Section 7.02); or

(e)      The Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Certificate of Designation (except as may be specifically covered by Section 5.01(a) through (d) hereof) which is not cured within five (5) days of written notice thereof or any Transaction Document (as defined in the Investment Agreement) which is not cured with in the time prescribed, or if no time period is prescribed, then within five (5) days of written notice thereof.

Section 5.02      During the time that any Series E Preferred Shares are outstanding, if any Event of Default has occurred, the Holder may require the Company to redeem all or any portion of the Holder’s Series E Preferred Shares without taking into account the Maximum Allowable Shares or any other limitations. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert Series E Preferred Shares at any time after an Event of Default at the Conversion Price then in-effect. If an Event of Default pursuant to Section 5.01(d) shall occur, the Holder, in addition to any other rights or remedies available, may require the Company to redeem all or any portion of the Holder’s Series E Preferred Share by issuing the Holder shares of Common Stock in an amount equal to the Liquidation Amount of the Series E Preferred Shares to be redeemed divided by a conversion price equal to fifty cents per share. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 5.03      During the time that any Series E Preferred Shares are outstanding, if any Event of Default has occurred, the Holders shall have the right (but not the obligation) to convert the entire amount of the Series E Preferred Shares outstanding as provided for herein. Upon an Event of Default, notwithstanding any other provision contained herein or the Transaction Documents (as defined in the Investment Agreement), the Holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion of the Series E Preferred Shares.

Article VI.                 NO VOTING RIGHTS

Section 6.01     General. The Series E Preferred Shares shall not have any voting rights except as otherwise provided under the laws of the State of Colorado.

Article VII.                REDEMPTION RIGHTS

Section 7.01     The Company at its option shall have the right to redeem (unless otherwise prevented by law), a portion or all of the outstanding Series E Preferred Shares, without the consent of the Holder provided that (a) the closing bid price of the of the Common Stock, as reported by Bloomberg, LP, is less than the Conversion Price at the time of the Redemption Notice (as defined herein), (b) no Event of Default has occurred, and (c) the Registration Statement has been declared effective and remains effective at the time of the Redemption Notice. The Company shall pay an amount equal to the Liquidation Amount plus a redemption premium (“Redemption Premium”) equal to twenty percent (20%) of the Liquidation Amount being redeemed, and accrued but unpaid dividends, (collectively referred to as the “Redemption Amount”). In order to make a redemption, the Company shall first provide written notice to the Holder of its intention to make a redemption (the “Redemption Notice”) setting forth the amount it desires to redeem. After receipt of the Redemption Notice the Holder shall have three (3) business days to elect to convert all or any portion of Series E Preferred Shares, subject to the limitations set forth herein. Upon the expiration of this three (3) business day period, the Company shall deliver to the Holder the Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the three (3) business day period.

Section 7.02	Mandatory Redemptions.

(a)          Mandatory Redemptions. Beginning on the earlier of (i) the first Trading Day of the month after the effective date of the Registration Statement or (ii) December 1, 2006, and continuing on the first Trading Day of each calendar month thereafter, the Company shall make mandatory redemptions (“Mandatory Redemptions”) of a portion of each Holder’s Series E Preferred Shares in an amount equal to the Share Redemption Amount (as defined below) per calendar month. The Company shall transmit a copy of a Redemption Notice in the form attached hereto as Exhibit A (the “Redemption Notice”) via facsimile (or other delivery) for receipt on or prior to 5:00 pm New York City time at least one Trading Day prior to the due date of such redemption (the “Redemption Date”) which shall (i) indicate the applicable Redemption Share Amount, (ii) indicate the Company’s choice of settlement options (pursuant to Section 7.02(b)) with respect to such Redemption Notice, and (iii) be signed by an officer of the Company. The Company shall settle all Mandatory Redemptions within 5 Trading Days of the Redemption Date (the “Settlement Date”). The “Share Redemption Amount” in any given calendar month shall mean the quotient of (i) the number of shares of Series E Preferred Shares held by such Holder on the last day of the prior calendar month divided by (ii) the number of full calendar months remaining through August 2008. Notwithstanding the foregoing, if (A) the closing trading price of the Common Stock exceeds the Conversion Price for the five consecutive Trading Days immediately prior to the Redemption Date and (B) the Common Stock can be freely sold under the Registration Statement, then the Company shall not be permitted or required to redeem any shares in that particular month and the Holder may convert Series E Preferred Shares at the Conversion Price.

(b)          Company’s Settlement of Redemption Price. The Company has the option, in its sole discretion, to settle redemptions by (i) paying the Holder cash in an amount equal to the Liquidation Amount of the Series E Preferred Shares to be redeemed plus the Redemption Premium, or (ii) issuing to the Holder a number of shares of Common Stock (the “Redemption Shares”) equal to the Liquidation Amount of the Series E Preferred Shares tendered for redemption divided by $1.67 (the “Redemption Conversion Price”) provided that in order for the Company to choose option (ii) of this Section 7.02(b) (A) the shares of Common Stock to be issued by the Company under this Section 7.02(b) shall be freely tradable under the Registration Statement, (B) no Event of Default shall have occurred, and (C) the closing trading price for the Common Stock must be greater than the Redemption Conversion Price as of the Redemption Date.

(c)         Special Instructions Regarding Settlement of Holder Redemption Notice in Shares of Common Stock. In the event that the Company chooses (if such option is available) to settle a Mandatory Redemption in shares of Common Stock pursuant to option (ii) of Section 7.02(b), upon notice to the Holder of such settlement selection option, the Redemption Notice shall effectively be treated the same as a Conversion Notice and processed in accordance with the provisions for Conversion Notices set forth in Section 4.04. The limitations on Conversions set forth in Section 4.06(a) hereof shall also apply to any shares of Common Stock issued pursuant to this Section 7.02.

Article VIII.              MISCELLANEOUS

Section 8.01     Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 8.02      Severability of Provisions. If any right, preference or limitation of the Series E Preferred Shares set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be singed by a duly authorized officer of the Company on the date written below.

Dated: June 28, 2006 TORRENT ENERGY CORPORATION

By: /s/ Mark Gustafson
Name: Mark Gustafson
Title: Director

EXHIBIT A

REDEMPTION NOTICE

Redemption Date:                              Share Redemption Amount:

Settlement in Common Stock
Liquidation Amount Redeemed:	$
Redemption Conversion Price:	$1.67
Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:
Issue to:	Cornell Capital Partners, LP 101 Hudson Street, Suite 3700 Jersey City, NJ 07083 Tel: (201) 985-8300 Fax: (201) 985-8266
Broker DTC Participant Code:	0158
Account Number:	622 000 07

Settlement in Cash
Liquidation Amount Redeemed:	$
Redemption Premium:	$
Total Cash Settlement:	$

Notification of Settlement Option
[ ] Settlement in Common Stock	[ ] Settlement in Cash

(company name)
By:
Its:
**THIS PUT NOTICE MUST BE SIGNED & RETURNED VIA FACSIMILE TO THE HOLDER NO LATER THAN 5:00 N.Y.C. TIME ON THE DAY PRIOR TO THE REDEMPTION DATE**